Securities Exchange Act of 1934 -- Form 8-K



                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                              Date of Report :
                              October 29, 1997
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                      CBL & ASSOCIATES PROPERTIES, INC.
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           (Exact name of registrant as specified in its charter)


      Delaware                   1-12494                  62-1545718
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   (State or other           (Commission                (IRS Employer
   jurisdiction of           File Number)               Identification
   incorporation)                                       Number)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
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                (Address of principal executive offices)


            Registrant's telephone number, including area code:
                              (423) 855-0001
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

                CBL & ASSOCIATES PROPERTIES, INC.

                     CONFERENCE CALL OUTLINE
                        OCTOBER 29, 1997
                           10:00 a.m.


Good morning. We appreciate your participation in our conference call to discuss the 1997 third quarter results.

     Before we begin, I would like to remind everyone that this conference call contains "forwarding-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.


REVENUE AND EXPENSE SOURCES

Our FFO for the first nine months of 1997 increased by 17.4% over the first nine months of 1996 due to:

1. The nine new shopping centers and one mall expansion opened over the last eighteen months which totals approximately 3 million square feet;
2. The acquisition of five properties, one in November 1996 and one in January 1997, a 49% interest in a third property in June 1997, and most recently two properties that were acquired in August and September 1997;
3.   Improved operations from our existing centers.

Primarily as a result of the addition of fifteen centers during the last eighteen months, our expenses for the first nine months increased by 20.1% over the nine months of 1996. Our cost recovery ratio for the first nine months this year was 92.1% compared to 98.0% for the first nine months of 1996. The addition of properties to our portfolio that have non recoverable ground rent has an impact on our cost recovery ratio. Our cost recovery ratio for the 1996 calendar year was 94.8%.

For the third quarter of 1997, the existing portfolio accounted for 54% of FFO growth over the prior year period and the new properties opened and acquired in the last eighteen months accounted for 46% of the FFO growth.

For the first nine months of 1997, the existing portfolio accounted for 24% of our FFO growth over the prior year period and the new properties opened and acquired in the last eighteen months accounted for 76% of the FFO growth.

One point I should make is that last year's results included .03 per share of FFO from 5 centers that were sold during 1996. The proceeds from these sales were used to fund our development program which, as those centers open, will provide higher yields. This is consistent with our philosophy of redeploying our assets to higher yielding assets.


FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

Our total funds from operations for the first nine months of 1997 on a fully converted basis was $53.5 million, or $1.61 per share. We do not include outparcel sales and straight-lined rents in our conservative practice of calculating FFO. Had we included these two items, our FFO for the first nine months would have increased by .17 to $1.78 per share.


DIVIDEND AND PAYOUT RATIO

Our payout ratio for the first nine months of 1997 was 82.5% as compared to 83.4% for the first nine months of 1996. Although our dividend has increased at a compounded annual rate of 5.7% since our IPO, our payout ratio has declined from 98% in our first year to its current level of 82.5%. Our payout ratio including straight line rents and outparcel sales in FFO would be 74.5% for the first nine months of 1997.


CAPITAL STRUCTURE

As of September 30, 1997, our total consolidated and unconsolidated debt was $663.6 million, with a weighted average interest rate of 7.69% as compared to 8.27% at September 30, 1996. This amount includes all properties under construction. Our debt to total market capitalization ratio was 43.3%. Our EBITDA to interest ratio increased to 2.95 for the first nine months of 1997 compared to 2.86 for 1996. Excluding outparcel sales, the EBITDA to interest ratio increased to 2.84 for the nine months of 1997 compared to 2.75 for the same period 1996.

Our total fixed rate debt as of September 30, 1997, was $421.7 million, with a weighted average interest rate of 8.10% as compared to 8.73% at September 30, 1996. Our total variable rate debt as of September 30, 1997, was $241.9 million, with a weighted average interest rate of 6.98%. Variable rate debt relating to our projects under construction accounted for $152.2 million of the total. The remaining $89.7 million of variable rate debt was associated with operating properties. With $55.3 million of applied interest rate caps and swaps, we have only$34.4 million of exposure on our operating properties that could have an impact on FFO as the interest expense on construction properties is capitalized in accordance with GAAP. At the present time we are negotiating several permanent loans to take advantage of the favorable interest rate environment. These loans will further reduce our variable rate debt exposure.


CAPITAL EXPENDITURES

Revenue Generating capital expenditures, or tenant allowances for improvements, for the first nine months of 1997 were $4.4 million which includes $1.0 million we had expected to spend in 1996. For the balance of the year, we expect to spend $800,000 on tenant improvements.

Revenue Enhancing capital expenditures, or remodeling and renovation costs, were $600,000 for the first nine months. By the end of 1997 we will have spent approximately $2.6 million for the soon to be completed remodeling of Foothills Mall and five of our community centers, two of which are already completed.

Revenue Neutral capital expenditures, which are recovered from the tenants, were $2.2 million for the first nine months of 1997.


DEVELOPMENTS/ACQUISITIONS

For the first nine months we have opened 1.6 million square feet of developed projects and acquired 1.1 million square feet of retail space.

In the third quarter beginning In August we opened the free-standing 43,000 square foot Regal Cinema at Strawbridge Marketplace in Virginia Beach, Virginia and the first phase of Springhurst Towne Center in Louisville, Kentucky with the balance of the center to open next spring. We are currently 99% leased and committed for phase I of Springhurst Towne Center.

On October 15, we opened Bonita Lakes Mall, a 632,000 square foot regional mall in Meridian, Mississippi anchored by Sears, JC Penney, McRae's and Dillards. Bonita Lakes Mall is currently 93% leased and committed. Bonita Lakes Crossing, a 110,500 square foot associated center, opened with the mall and is currently 86.5% leased and committed.

The first phase of Cortlandt Town Center in Cortlandt, New York will open later this week and continue through the balance of this year and next spring. The entire project will be open by the Fall of 1998 and we are currently 96.1% leased and committed.

In November we will also open a 10,000 square foot addition to Chester Square in Richmond, Virginia, a 7,500 square foot expansion to Buena Vista Plaza in Columbus, Georgia, and a 12,000 square foot expansion to Pemberton Plaza in Vicksburg, Mississippi.

Other projects under construction include: Sterling Creek Commons in Portsmouth, Virginia, a 65,500 square foot community center expected to open in the summer of 1998 and a 14,000 square foot expansion to Hamilton Crossing in Chattanooga, Tennessee expected to open in the spring of 1998.

In August 1997 we acquired Spartan Plaza in Spartanburg, South Carolina, a 151,000 square foot center adjacent to our WestGate Mall in Spartanburg. We have renamed it WestGate Crossing and are currently redeveloping and retenanting the center. In September 1997 we acquired Springdale Mall in Mobile, Alabama. The 926,000 square foot mall is anchored by Gayfers, McRae's, and Montgomery Ward. We are redeveloping, remodeling and retenanting the center.

The acquisition market continues to be very competitive. There is a temptation in this market to be caught up in the buying of properties solely for the sake of initial FFO growth rather than properties with long term growth potential. Our company has maintained a disciplined approach to acquisitions and we will continue to selectively identify acquisition opportunities that can benefit from our leasing, management and development expertise.


OCCUPANCY/LEASING

As stated in our news release overall portfolio occupancy decreased slightly to 92.6% at September 30, 1997, compared with 93.5% at September 30, 1996. This occupancy number is slightly misleading as the decrease in this quarter reflects the two acquisitions we made, Springdale Mall and WestGate Crossing. As you can tell, our stabilized malls and community centers performed well this quarter. Had we excluded Springdale Mall, our new mall occupancy would have been 89.8%. Associated center occupancy excluding WestGate Crossing would have been 93.7%. Excluding both acquisitions, total portfolio occupancy would have been 93.7%.

During the third quarter, our results from renewal leasing, which compares rent achieved on new leases with the base and percentage rent previously paid in that space, were encouraging with the best results being in our community centers. Malls increased 2.6% to a new per square foot average of $21.24; associated centers increased 0.3% to a new per square foot average of $12.37; and community centers increased 5.4% to a new per square foot average of $9.05. For the first nine months of 1997 our spreads on an average year basis are up 5.9% for malls, up 6.1% for associated centers, and up 5.7% for community centers.

                            New PSF
               Prior PSF     Rent-     New PSF    % Change    % Change
                 Rent       Initial    Rent-Avg.   Initial     Average
              ----------   ---------  ----------  ---------   ---------

Malls           $20.70      $20.78      $21.24       3.1%        2.6%

Associated
Centers          12.04       12.37       12.37       2.8         2.8

Community
Centers           8.58        8.61        9.05       0.3         5.4


A comparison of both new and renewal leasing with the tenants who have vacated year to date reveals that in addition to occupancy gains, we have also shown some improvement in leasing overall.

In the mall portfolio, we leased 373,000 square feet at an average rate of $20.89 per square foot with 45,000 square feet of tenants vacating.

In the associated centers, we leased 11,000 square feet at an average rate of $12.37 per square foot with 6,000 square feet of tenants vacating.

In the community centers, we leased 72,000 square feet at an average rate of $9.05 per square foot with 6,000 square feet of tenants vacating.


SALES

Mall shop sales in our stabilized malls, for those tenants who have reported, increased 3.4% on a comparable per square foot basis for the first nine months of 1997 as compared to 1996. Occupancy costs as a percentage of sales at our stabilized malls, which are normally higher the first three quarters of the year, were 12.7 % at September 30, 1997, compared to 13.3% at September 30, 1996.


RETAIL OUTLOOK

We noted in our conference call last quarter that we were encouraged, and we remain encouraged by the improvement in leasing, mall occupancy and tenant sales in our existing portfolio.Though our existing portfolio contributed only minimally to the FFO growth in the first quarter, it contributed 24% of the growth in the second quarter and 54% of the growth in the third quarter. This positive trend reflects the stabilized and strengthening retail environment in our markets.

I would like to note that a transcript of my comments will be filed as a form 8-K and will be available upon request. This concludes our prepared remarks for today. I would now be happy to answer any questions you may have.

                               SIGNATURE





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      CBL & ASSOCIATES PROPERTIES, INC.

                                              /c/ John N. Foy
                                      ------------------------------------
                                                 John N. Foy
                                           Executive Vice President,
                                          Chief Financial Officer and
                                                  Secretary
                                          (Authorized Officer of the
                                                  Registrant,
                                        Principal Financial Officer and
                                         Principal Accounting Officer)



Date:   October 29, 1997